Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Safe-T Group Ltd. of our report dated November 16, 2021 relating to the financial statements of CyberKick Business, which appears in Safe-T Group Ltd.’s Form 6-K dated November 16, 2021.

/s/ Kesselman & Kesselman

Certified Public Accountants (Isr.)

A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel

September 23, 2022